                                  EXHIBIT K-4
                     DESCRIPTION OF NON-UTILITY INVESTMENTS

                                  EXHIBIT K-4

                    DESCRIPTION OF NON-UTILITY INVESTMENTS

     As a result of the Transaction, the nonutility businesses and interests of UE and CIPSCO described in Item l.B.3 of the Application will become businesses and interests of Ameren. The total assets of all nonutility investments of UE and CIPSCO at June 30, 1997 ($144.5 million) constituted less than 1.6% of pro forma consolidated assets of Ameren or about 2.4% of pro forma consolidated capitalization.

     From UE, Ameren will hold the following nonutility subsidiaries, investments or businesses:

1.   Steam heating operations of UE.

     The steam heating business of UE will continue to be owned and operated by UE. This operation, which is located exclusively in its service territory and limited to Jefferson City, Missouri, serves the needs of the Missouri State Capitol complex. The steam is supplied by a plant formerly used by UE to generate electricity for its system. The retention of this business will further Ameren's ability to be an energy service company providing consumers with additional options to meet their energy needs, thereby allowing Ameren to compete more effectively in the energy-service business./1/

2.   Union Electric Development Corporation ("UEDC")

     Ownership of energy related or civic and community development related investments in the UE service area. All of UE's nonutility investments are made through UEDC (with one exception noted below). At June 30, 1997, the total amount invested in such nonutility investments was $19.1 million. Except as noted below, all of these investments are passive

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/1/  In re General Public Utility Corp., 32 SEC 807, 840-841 (Dec. 28, 1951)
(Commission authorized retention of steam heating systems. Steam from such systems was used to generate electricity and sold to customers for heating purposes.) See also In re The North American Co., 11 SEC 194 (Apr. 14, 1942) (Commission authorized retention of steam heating operations which provided steam heat to customers and was used in the generation of electricity.) In CINergy Corp., 61 SEC Docket 823 (Feb. 20, 1996) (Release No. 35-26474), the Commission found a district heating and cooling business which also provided steam to be functionally related to the utility business. Since the Commission has determined that steam heating operations, whether used for internal generation purposes or for direct sale to customers, are reasonably incidental to the operation of an electric utility system, this business may be retained. The production, conversion and distribution of thermal energy products, including process steam and chilled water, is also permitted by proposed Rule
58. Thus, the production and distribution of thermal energy is reasonably incidental to Ameren's utility operations and may be retained.

investments in entities in which neither UE nor any of its affiliates participates in management or exercises control. As noted in the Application, UE has authority from the ICC to invest up to $100 million in UEDC "for the purpose of benefitting and improving" its business and/or service area and for charitable purposes. (ICC Docket No. 94-0237, Sept. 24, 1994). Missouri law does not require prior approval to make non-utility investments.

     Ameren requests authority to continue the investments listed below and to make additional investments in UEDC up to the $100 million authorized by the ICC and to have such investment disregarded for purpose of Rule 58. These investments are categorized as follows:

     a.   Energy/Utility Related

          Gateway Energy Alliance -- At June 30, 1997, $429,792 was invested in a 50% interest in this limited liability corporation, which is proposing to develop a chilled water/steam project in the St. Louis, Missouri area. In addition, this corporation is exploring other non-electric or gas utility related activities in St. Louis./2/

          CellNet, Inc. -- At June 30, 1997, $9.9 million was invested (representing 1.3% of the equity) in this corporation, which is developing an automated meter reading system for UE as well as other utility companies./3/

          EnviroTech Investment Fund LLC -- At June 30, 1997, $700,000 was invested in or committed directly by UE (not UEDC) to a 6% interest in this limited liability corporation, which will make investments in various companies developing alternative and renewable energy technologies, environmental and waste treatment technologies and services, energy efficiency technologies, and other technologies related to improving the generation, transmission and delivery of electricity. In addition, a UE pension fund over which UE exercises investment discretion holds a 9% interest in EnviroTech, with $3 million invested or committed. One UE officer is one of a 10-member advisory board of EnviroTech, which is empowered to approve investments that fall outside of the types specifically approved by EnviroTech's charter documents./4/

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/2/ See cases cited in Note 1. UEDC, through a joint venture limited liability company, is negotiating with a municipal utility to construct a new generating unit to be owned and operated by the municipal utility. See, e.g., Southern Co., Release No. 22132 (July 17, 1981); American Electric Power Co., Inc., Release No. 22468 (Apr. 28, 1982) (consulting services). See also Release 26667 (Adoption of Rule 58) at Part II,A,1,b.(7).

/3/ Central and South West Corp. Release No. 35-26250 (Mar. 14, 1995) (develop and provide meter reading services to non-affiliated companies).

/4/ Several other registered holding companies have received approval to invest in EnviroTech partnerships. See, e.g., Southern Co., Release No. 35-26240
(Feb. 28, 1995).

          On-Call Appliance Plan -- UEDC operates an appliance warranty program where, for a fee, it provides warranty coverage for certain appliances including heating and cooling equipment and water heaters. UEDC has invested less than $500,000 in this business./5/

          Demand Side Management -- UEDC has engaged in providing energy audit and energy management services to enable a client to modify its facilities and energy usage to reduce energy consumption./6/

          Gateway Energy Systems, L.C. -- At June 30, 1997, UEDC had invested $125,000 in a 49% interest in a limited liability company which seeks to develop new markets for the provision of energy services. Individual projects developed through this entity would in most cases be performed by separate limited liability companies of which UEDC will be an investor./7/

     b.   Community and Civic Development/Venture Capital

          Civic Ventures LLC -- At June 30, 1997, $200,000 was committed, of which $20,000 was invested, in a 4.67% interest in this limited liability corporation, which is a venture capital fund for minority business development. It is expected that such venture capital investments will primarily be made in enterprises in Missouri and Illinois./8/

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/5/  Appliance sales, installation and servicing businesses have been approved.
See, e.g., Consolidated Natural Gas, Release No. 36-26234 (Feb. 23, 1995).

/6/  See, e.g., Eastern Utilities Associates, Release No. 35-26232 (Feb. 15,
1995).

/7/  See Notes 4 and 6.

/8/ The Commission has on numerous occasions permitted investments in various economic development activities. In UE's case, the Commission approved an investment in 1962 (at which time UE was a registered holding company) in a Civic Center Redevelopment Corporation, which was sponsored by a group of citizens of St. Louis and supported by newspapers, banks, department stores, manufacturers, merchants, labor unions, and public utility companies in metropolitan St. Louis. This venture was to assist in the complete redevelopment of an area of 31 blocks of about 82 acres in the main business district of St. Louis. Union Electric Co., Release No. 35-14608 (Mar. 22, 1962). See also, Appalachian Power Co., Release No. 35-25266 (growth capital in new and expanding small, rural firms to improve local economy); Missouri Power & Light Co., Release No. 35-12524 (June 3, 1954) (industrial enterprises supported by community businesses to fulfil civic responsibility).

     See also, e.g., East Ohio Gas Co., 45 SEC Docket 766 (Feb. 27, 1990) (authorizing $500,000 investment in limited partnerships engaged in financing development of urban real estate projects aimed at "impact[ing] favorably upon urban blight"); Ohio Power Co., 52 SEC Docket
                                                                  (continued...)

          Gateway National Bank -- At June 30, 1997, approximately $60,000 was invested in preferred stock of this corporation, which specializes in minority business development lending activities and residential mortgages in minority areas. It is expected that such business development loan activities will be made primarily in enterprises in Missouri or Illinois./9/

          Laclede's Landing Redevelopment -- At June 30, 1997, $10,000 was invested in a less than 5% limited partnership interest in this limited partnership, which is engaged in neighborhood commercial redevelopment projects in St. Louis, Missouri./10/

          Kiel Investments -- At June 30, 1997, $5.86 million was invested in a 7% limited partnership interest in limited partnerships that own and operate the Kiel Center, a 20,000-seat multipurpose arena located two blocks from UE's headquarters in St. Louis, Missouri. The partnership also owns the St. Louis Blues Hockey Club. In addition, a charitable trust over which UE exercises investment discretion holds a 1.37% limited partnership interest with a $650,000 investment. These investments were made to further economic development of downtown St. Louis.

          The Kiel Center provides substantial economic and civic benefits to the St. Louis area. In addition to professional hockey, the Kiel Center hosts professional soccer, college basketball, concerts, meetings, conventions and other similar events. Kiel Center is a unique facility in the region and is a major stimulator of economic activity in the downtown area.


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/8/ (...continued)
919 (Aug. 11, 1992) (authorizing loan to non-profit corporation for construction of building in service territory); Northeast Utilities, 40 SEC Docket 412
(Feb. 24, 1988) ($250,000 investment in locally focused venture capital fund); Consolidated Natural Gas Co., 33 SEC Docket 1192 (Aug. 20, 1985) ($100,000 investment in fund formed to encourage and finance local entrepreneurial ventures). Further, the Commission has approved investments in limited partnerships formed to make venture capital investments within the affiliated utility's service area. See, e.g., Georgia Power Co., 55 SEC Docket 1860
(Dec. 15, 1993) (limited partnership formed to provide venture capital to high-technology companies within utility's service territory); Hope Gas, Inc., 53 SEC Docket 633 (Jan. 26, 1993) (venture capital partnership designed to provide venture capital to local business); The Potomac Edison Co., 48 SEC Docket 1409 (May 14, 1991) (risky, for-profit, economic development corporation created to stimulate and promote growth and retain jobs). See also Middle South Utilities, Inc., 26 SEC Docket 1693 (Jan. 11, 1983) (authorizing the creation of a nonutility subsidiary to investigate new business opportunities).

/9/  See Notes 7 and 10.

/10/ See Note 7.

     The partnership that constructed and now owns Kiel Center consists of the largest corporations operating in the St. Louis area. Ownership of the St. Louis Blues is incidental to and as a result of ownership of the Kiel Center. Consolidating ownership of the Blues and the Kiel Center in one group was accomplished in part to provide financial stability to the Kiel Center and thus support the existence of space for other civic and community purposes. The financial stability of the Kiel Center is vital to the success of its overall economic development purposes. Furthermore, the Blues presence in St. Louis makes a positive contribution to the image and economic well-being of the region. Retaining local ownership of the hockey teams assures that these benefits will continue.

     UE's Kiel investments, though relatively small, are extremely important to the continued ability of the partnership to provide the essential community benefits described above. Shareholders and customers also benefit because the Kiel Center is located in UE's service territory and is a significant electric customer.

     Any impairment of UE's continued participation in Kiel investments would have an extremely negative impact on UE's ability to fulfill its necessary and beneficial civic obligations. Moreover, the partnerships are structured so that it would be very difficult for UE to withdraw therefrom./11/

     St. Louis Equity Fund -- At June 30, 1997, $2.59 million was invested in or committed to be invested in varying percentages (not greater than 23%) of limited partnership interests or limited liability interests in eight limited partnerships or limited liability corporations that own low-income housing in the St. Louis, Missouri area. Such investments produce low-income housing federal and state income tax credits for UE. Such investments have been made or committed each year since 1989 in an amount not in excess of $600,000 in any year. An officer of UE and Ameren acts as chairman of the board of the Fund and an officer of UE is on the investment policy committee of the Fund. More than 30 major St. Louis corporations are investors and also participate in various committees./12/

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/11/ See the cases cited in Note 9 for decisions approving economic development and civic responsibility investments. In addition, the Commission has allowed investments in other businesses which clearly had no connection to the utility business in special circumstances. In National Fuel Gas Co. Release No. 23466 (Nov. 1, 1984), the Commission approved an investment in a venture capital firm whose sole investment was to be a regional commercial airline company which provided air service to the utility's headquarters city. It appears from the decision that the utility was concerned that vital air service would be lost to the community without the support of the venture capital investment. UE's support of the Kiel Center, together with that of other community leaders, was instrumental in the success of the project which is providing significant economic development advantages to St. Louis.

/12/ Georgia Power Co., Release No. 35-26220 (Jan. 24, 1995) (limited partnership investments in low-income housing projects that qualify for low-income housing tax credit under
                                                                  (continued...)

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          Housing Missouri -- At June 30, 1997, $34,003 was invested in or committed to a 14% interest in this limited liability corporation, which owns low income housing in Missouri outside the St. Louis area. Such investments produce low income housing federal income tax credits for UE./13/ One officer of UE is on the board of directors and investment policy committee of Housing Missouri.

          Other Activities -- UEDC is involved in certain other activities including acting as a finder for bank or other lender financing for capital improvement projects within UE's service territory; offering inspection and maintenance services for electric distribution systems on the customers' side of the meter;/14/ providing energy audits and consulting regarding energy efficiency equipment and practices./15/

     c.   Other Activities
          ----------------

          Marketing -- UE and UEDC have applied for a power marketing license from FERC. No power marketing activities have yet been undertaken and no significant investment has been made./16/

     From CIPSCO, Ameren will hold the following nonutility subsidiaries and investments:

3.   CIPSCO Investment Company ("CIPSCO Investment")

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/12/(...continued)
Section 42 of the Internal Revenue Code). UEDC's investments in limited partnerships which are engaged in providing low income housing are distinguishable from the situation in Michigan Consolidated Gas Co., 44 SEC 361, aff'd, 444 F.2d 913 (D.D.C. 1971) ("Michigan Consolidated"). In that case, the registered holding company, through wholly owned subsidiaries, was actively engaged in the development, financing, construction and other aspects of the business of providing low income housing. The Commission found that this business was not functionally related to the utility business and could not be retained. Here, UEDC is a passive, limited partner investor in a number of low income housing projects developed and managed by non-affiliated entities. UEDC's investments in these limited partnerships are for the purposes of obtaining federal and state income tax credits and fulfilling UE's civic responsibilities in the communities it serves. UEDC's investments appear to be substantially identical to those approved in Georgia Power referred to above.

/13/ See Note 11.

/14/ See Note 3.

/15/ See Note 4.

/16/ Wholesale and retail power and energy marketing activities have been approved for several registered holding companies. See, e.g., SEI Holdings, Release No. 35-26581 (Sept. 26, 1996).

     CIPSCO Investment manages CIPSCO's nonutility investments and has four first-tier subsidiaries: CIPSCO Securities Company, CIPSCO Leasing Company, CIPSCO Energy Company, and CIPSCO Venture Company. CIPSCO Investment has no other direct investments or business./17/ At June 30, 1997, the total amount invested through CIPSCO Investment and its subsidiaries was $125.4 million as follows:

     a.   CIPSCO Securities Company.

          Invests in marketable securities./18/ At June 30, 1997 $54.1 million was invested in hedged portfolios of preferred and common stocks and other marketable securities. Of this amount, approximately $26.2 million relates to common and preferred stock of utility companies. All of these investments are made through mutual funds or investment managers. In no case does CIPSCO Securities (together with any of its affiliates) own more than 5% of any class of securities of any issuer thereof. Details regarding the marketable securities investments are as follows:

          1. Flaherty & Crumrine Preferred Stock Portfolio -- A portfolio of adjustable rate, sinking fund, and perpetual preferred stock hedged with financial futures and options. Flaherty & Crumrine acts as investment manager pursuant to investment guidelines established by CIPSCO Securities. CIPSCO Securities is beneficial owner of the portfolio of securities but all buy and sell orders are made by the investment manager. Investment guidelines include limitations on amounts invested in any one issue and exposure to any issuer as well as minimum ratings. Initial Investment Cost:
     $12,000,000 in June 1991. Market Value as of June 30, 1997: $20,360,761.
     Investment in utility preferred stock: 52%, $10.7 million.

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/17/ Certain of the marketable securities described below as being held by
CIPSCO Securities and the Illinois Equity Fund Limited Partnerships described below as being held by CIPSCO Venture Company (see Note 23) are held directly by CIPSCO Investment.

/18/ Under Section 9(c)(2) and Rule 40(a)(1), registered holding company systems are permitted to acquire marketable securities. Substantially all the investments of CIPSCO Securities qualify for this exception (except to the extent non-debt securities do not fall under such Rule). To the extent any holdings are not marketable, the Commission will view the "functional relationship" requirement of Section 9(c)(3) less strictly when the investment at issue--as here--evolved in connection with the system's utility business, is not significant in relation to the utility system's total financial resources, and has potential to benefit investors and/or consumers. See Jersey Central Power & Light Co., 37 SEC Docket 1243 (Mar. 18, 1987). CIPSCO Securities Company's investments (including the common and preferred stocks) are all highly liquid temporary investments or readily marketable securities that are held pending application to long-term investment opportunities. Such opportunities could include investments in UE or CIPS to the extent necessary and appropriate and as approved, to the extent required, by regulators.

          2. Spectrum Preferred Stock Portfolio -- A portfolio of high quality fixed-dividend, utility sinking fund and perpetual preferred stocks hedged with financial futures and options. Spectrum acts as investment manager pursuant to investment guidelines established by CIPSCO Securities. CIPSCO Securities is beneficial owner of the portfolio of securities but all buy and sell orders are made by the investment manager. Investment guidelines include limitations on amounts invested in any one issue and exposure to any issuer as well as minimum ratings. Initial Investment Cost: $10,000,000 in June 1991. Market Value as of June 30, 1997: $15,685,593. Investment in utility preferred stock: 99%, $15.5 million.

          3. Gateway Index Risk Adjusted Program -- A portfolio consisting of substantially all common stocks represented in the S&P 100 Index and hedged with S&P 100 and S&P 500 Index options. Gateway acts as investment manager pursuant to investment guidelines established by CIPSCO Securities. CIPSCO Securities is beneficial owner of the portfolio of securities but all buy and sell orders are made by the investment manager. Investment guidelines limit investment to no more than 2% of the outstanding amount of any class of equity security of an issuer. Total exposure to any issuer is limited to 10% of the portfolio. Initial Investment Cost: $5,200,000 in September 1990. Market Value as of June 30, 1997: $9,091,774. Since this fund is meant to match the S&P 100, those utilities included in the S&P 100 Index will be proportionally included (approximate June 30, 1997 value: $47,100).

          4. Mesirow Alternative Strategies Fund, L.P. -- A multi-manager investment partnership that seeks to achieve a superior long-term return in equity securities with a lower degree of volatility than the S&P 500 Index. CIPSCO Securities holds a limited partnership interest. The partnership is beneficial owner of all securities but all buy and sell orders are made by the investment manager. Initial Investment Cost: $2,900,000 in March of 1995. Market Value as of June 30, 1997: $3,916,522. This investment is in liquidation which is to be completed in September, 1997.

          5. Genesee Eagle Fund -- A multi-manager investment partnership that seeks to achieve a superior long-term return with a lower degree of volatility than the S&P 500 Index through equity and other investments. CIPSCO Securities holds a limited partnership interest. The partnership is beneficial owner of all securities but all buy and sell orders are made by the investment manager. Initial Investment Cost: $2,900,000 in July 1994. Market Value as of June 30, 1997: $4,583,553. This investment is in liquidation which is to be completed in September, 1997.

     In addition, at June 30, 1997, CIPSCO Securities had $2.0 million of temporary marketable investments in the Dreyfus Treasury Prime Cash Management Fund, a money market mutual fund designed for institutional investors with the objective of preserving capital and maintaining liquidity. This fund invests only in securities issued or guarantied by the U.S. Government.

     b.   CIPSCO Leasing Company.

     Passive, financial investments in long-term leveraged lease transactions. At June 30, 1997, $34.7 million was invested pursuant to four holdings in leased assets consisting of a commercial jet aircraft, an interest in a natural gas liquids plant, natural gas processing equipment and retail department store properties./19/

     c.   CIPSCO Energy Company.

     Passive, financial energy-related investment opportunities.

          Turbine Leases. At June 30, 1997, $23.5 million was invested in leases, or interests in such leases, for nine combustion turbine generating units leased to five investor-owned utilities in the United States./20/

          Cogeneration. At June 30, 1997, $5.5 million was invested in a 24.75 percent interest in Appomattox Cogeneration Limited Partnership, which owns a power sales agreement for electricity produced at a 40-MW cogeneration facility at Hopewell, Virginia./21/

     d.   CIPSCO Venture Company.

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/19/ Central and South West Corp. Release No. 35-23578 (Jan. 22, 1985
(investment in equipment, manufacturing or processing equipment for lease to nonaffiliate for term of years on a net basis through leveraged lease structure). Leveraged lease transactions provide tax benefits to the investor in the property and provide a method of financing for the lessee. In this case the Commission found that the holding company did not acquire an ownership interest in the leased property sufficient to make it an "owner" in the variety of large business which would seek lease financing of this type. Thus, the nature of the property subject to the lease is immaterial to the conclusion that leveraged lease investments are permitted under the Act. CIPSCO Leasing has only 4 leveraged lease investments and each is substantially identical to the lease transaction of Central and South West Corp.

     Details regarding the leveraged lease transactions are presented in Attachment 1 to this Exhibit K-4.

/20/ Each of these investments is in the form of a leveraged lease like those referred to in Note 19. Although the turbines which are subject of the leases would constitute electric utility facilities under Section 2(a)(3), by virtue of Rule 7(d), the entities that hold title to the turbines are not "electric utility companies." In each of these transactions the appropriate certificate on Form U-7D has been filed. Additional details, including the docket number of the Form U-7D filing, are included in Attachment 1 to this Exhibit K-4.

/21/ The cogeneration facility is a qualifying facility under PURPA pursuant to FERC determination in docket QF 87-250-000. See Attachment 1 to this Exhibit K-4 for details.

     Invests within the CIPS service territory. These investments are the civic and economic development investments of CIPSCO important to the fulfillment of CIPSCO's responsibilities as a good corporate citizen. In addition, enhancement of economic development in the CIPS service territory is beneficial to CIPS's customers and to shareholders./22/ At June 30, 1997, $3,250,000 was invested or committed as follows:

CIPSCO Venture Company (CVC) Total current asset book value $3 million.

1. Effingham Development Building II Limited Liability Company -- A 40% equity investment in a $6.5 million Limited Liability Corporation which owns a manufacturing facility leased to an industrial customer of CIPS. CVC is not the managing member of this LLC, but has certain voting rights up to the percent of equity ownership in the LLC. (September 1994) The facility is a 267,056 square foot manufacturing facility located in an Effingham, Illinois industrial park.

2. Mattoon Enterprise Park -- A 20% equity investment in a Limited Liability Company which owns 231 acres of farmland to be used for development of an industrial park within the boundaries of the City of Mattoon and CIPS service territory. CVC's share of the investment is $165,200. This site is currently being improved to be ready for resale to another LLC of which CEC may be a participant.

3. Illinois Equity Fund Limited Partnerships -- The funds are real estate investment funds that finance rental housing developments in Illinois outside the six-county Chicagoland area. They consist of limited partnerships that develop low income housing so that they can receive tax savings generated by the
Section 42 federal low-income housing tax credits. There are three separate funds: 1992, 1994 and 1996. The Investment Company's commitment to those funds is: $2.5 million./23/



                                                       August 1997



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/22/ See Notes 8, 9, 11 and 12.

/23/ See Note 12.

                          Attachment 1 to Exhibit K-4
               Additional Information on CIPSCO Leveraged Leases
                            and Turbine Investments



CIPSCO Leasing Company (CLC) Total current asset book value $34.7 million.

     1. CIPSCO Leasing Company (KN Energy)

          Transaction: A 17.5% undivided interest in a leveraged lease financing of a natural gas liquids plant. All operations are the responsibility of lessee. (November 1991)

          Equipment Description: The plant removes natural gas liquids and moisture from natural gas thereby improving the operational efficiency of the natural gas pipeline. The equipment consists of gas processing and related equipment; lean oil absorption unit, turbo expander, fractionist unit, helium unit, and truck rack.

          Lessee: KN Energy (with guarantee from original lessee, ENRON Corp.)

          Lease Term: 21 years (subject to certain lessee purchase or renewal options)

          Lease Termination Date: May 25, 2012

     2. CLC Leasing Company A (Amoco)

          Transaction: An equity investment in a leveraged lease financing of various oil and gas production treating and processing equipment with Amoco Corporation. This investment represents 25% of a $63 million lease transaction. All operations are the responsibility of lessee. (December 1991)

          Equipment Description: New oil and gas production, treating and processing equipment such as pumping units, pressure vessels, tanks, compressors and related equipment. The equipment is located in various locations within five southwestern states.

          Lessee: Amoco Equipment Leasing Company

          Lease Term: 18 years (subject to certain lessee purchase or renewal options)

          Lease Termination Date: June 18, 2009

     3. CLC Aircraft Leasing Company (Delta)

          Transaction: An equity investment in a leveraged lease financing of one new McDonnell Douglas MD-88 aircraft for lease to Delta Airlines. All operations are the responsibility of lessee. (September 1991)

          Equipment Description: One (1) McDonnell Douglas MD-88 narrow body aircraft, primarily used on Delta's domestic routes and on a limited basis, outside the U.S.

          Lessee: Delta Airlines, Inc.

          Lease Term: 22 years (subject to certain lessee purchase and renewal options)

          Lease Termination Date: September 23, 2013

     4. CLC Leasing Company B

          Properties: A sale/leaseback of 15 Wal-Mart stores in six states. The properties were completed in 1991 or early 1992. Wal-Mart retains ownership of the underlying land and grants a site lease for the term of the lease and any renewals thereof. All operations are the responsibility of lessee. (December 1992)

          Structure: There are individual leases on each store in the package. The lease is a triple net lease with lessee responsible for maintenance, insurance and most taxes.

          Lease Term: 20 years (subject to certain lessee purchase and renewal options)

          Lease Termination Date: December 21, 2012

CIPSCO Energy Company (CEC) Total current asset book value $29 million.

     1. Beaver Generating Station Combustion Turbine Units

          Lessee: Portland General Electric Company

          Transaction: 51% interest in a Partnership which owns two turbine generators currently serving Portland General Electric. Lessee has full responsibility for operation and maintenance of the equipment. All units are currently connected to a 150 MW combined cycle system with individual HRSGs, which are owned by the lessee. These units are currently operated as base to intermediate load units. CEC is the general partner of the Partnership. (August 1993)

          Location: Beaver Generating Station, Units 5 & 6 Beaver, Oregon. Original Delivery Date: August 8, 1974. Lease Termination Date: August 8, 1999 (subject to certain lessee purchase and renewal options).

          SEC U-7D: #32-334, 9/21/93

     2. Blytheville Generating Station Combustion Turbine Units

          Transaction: 51% interest in a Partnership which owns three combustion turbines currently serving Arkansas Power & Light (Entergy). The units are currently used as peaking units. Lessee has full responsibility for operation and maintenance of the equipment. CEC is the general partner of the Partnership. (August 1993) Location: Blytheville Generation Station, Units 1, 2 & 3 Blytheville, Arkansas. Original Delivery Date: August 28, 1974. Lease Termination Date: August 28, 1999.

          SEC U-7D: #32-341, 9/21/93

     3. Whitehorn Station Combustion Turbine Units

          Transaction: 51% interest in a Partnership which owns two combustion turbines which drive one power generator (twin pac) currently serving Puget Sound Power & Light Company. Lessee has full responsibility for operation and maintenance of the equipment. The unit is gas fired and has black start capability. It is currently used for peaking capacity. CEC is the general partner of the Partnership. Location: Whitehorn, Washington. Original Delivery Date: December 11, 1974. Lease Termination Date: December 11, 1999 (subject to certain lessee purchase and renewal options).

          SEC U-7D: # not known, but filed, 9/21/93

     4. Greenwood Energy Center Combustion Turbine Units

          Transaction: 28.5% interest in a Partnership which owns two gas fired combustion turbines currently serving Missouri Public Service, a subsidiary of Utilicorp. Lessee has full responsibility for operation and maintenance of the equipment. The units are currently used as peaking units. CEC is the general partner of the Partnership.
          Location: Jackson County, Missouri. Original Delivery Date: June 30, 1975. Lease Termination Date: June 30, 2000 (subject to certain lessee purchase and renewal options).

          SEC U-7D: #32-345, 6/21/94

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     5. Mickleton Plant Combustion Turbine Unit

          Transaction: 100% interest in a Partnership which owns a single turbine generator with dual fuel capability, currently serving Atlantic City Electric. Unit is currently run as a peaking unit and for voltage support. Lessee has full responsibility for operation and maintenance of the equipment. Lease includes additional equipment such as transmission transformer, black start equipment and fuel tanks. CEC is the general partner of the Partnership. (July 1995). Location: Near Paulsboro, New Jersey. Original Delivery Date: July 2, 1974. Lease Termination Date: July 2, 1999 (subject to certain lessee purchase and renewal options).

          SEC U-7D: #32-338, 8/3/94

     6. Appomattox Cogeneration Limited Partnership (ACLP)

          Description: A 24.75% limited partnership interest in a limited partnership which owns a Power Sales Agreement associated with a 40 MW cogeneration facility. Term: Through October 2004. Power Purchase
          Agreement: ACLP sells the net electrical output from this Qualifying Facility to Virginia Electric Power Company under an agreement expiring in 2004. Volume is approximately 3500 MW per year.

          Qualifying Facility: QF87-250-000

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